Exhibit 5.1

May 16, 2013

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222-5479

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Allegheny Technologies Incorporated (the “Company”), and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,060,707 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the Allegheny Ludlum, LLC Personal Retirement and 401(k) Savings Account Plan, The 401(k) Plan, the Allegheny Technologies Retirement Savings Plan, the ATI Forgings and Castings Savings and Deferral Plan and the ATI Ladish Hourly Employees Savings and Deferral Investment Plan (collectively, the “Plans”).

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plans and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plans, as applicable, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Elliot S. Davis

Elliot S. Davis, Esq.